June 28, 2000




Frontier Airlines, Inc.
Denver, Colorado

Ladies and Gentlemen:

We have audited the balance sheets of Frontier Airlines, Inc. as of March 31, 2000 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000, and have reported thereon under date of May 31, 2000. The aforementioned financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended March 31, 2000. As stated in Note 1 to those financial statements, the Company changed its method of accounting for required periodic maintenance checks from the accrue-in-advance method to the direct expensing method, and states that the newly adopted accounting principle is preferable in the circumstances because there has not been an obligating event prior to the maintenance checks actually being performed and the new method is the predominant method used in the airline industry. Previously, the Company accrued-in-advance for maintenance checks and major overhauls, including the costs for scheduled major airframe, landing gear, and engine overhauls. The Company continues to utilize the accrue-in-advance method for major overhaul, including scheduled major airframe, landing gear and engine overhauls because the Company's aircraft lease agreements require the Company to make non-refundable deposits monthly with the lessor for such costs.

In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Frontier Airlines, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

KPMG LLP